Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
CLOSING OF VACANT LAND PURCHASE AGREEMENT & DIRECTOR RESIGNATION

Vancouver, B.C. – July 6, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Releases of May 16 and June 6, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), completed the Vacant Land Purchase Agreement (the “Joshua Tree East Agreement”), which Coronus entered into on May 9, 2011. Under the Joshua Tree East Agreement, Coronus acquired a 56.03 acre parcel of vacant land, situated east of Joshua Tree, in the County of San Bernardino, California, from Sal, Alfred and Frances Gonzalez. The purchase price Coronus paid was USD $200,000. Coronus deposited USD $30,000, with Sal, Alfred and Frances Gonzalez agreeing to carry back the balance amount of USD $170,000 for three years at 6.5% per annum interest, with monthly payments of interest only.

Additionally, on July 5, 2011, Raven Kopelman resigned as a member of the Company’s board of directors, and as a member of the Company’s audit committee and disclosure committee. Accordingly, as of July 5, 2011, Mr. Kopelman no longer holds any positions with the Company. Mr. Kopelman had no disagreements with the Company over practices, policies or operations.

Mr. Kopelman originally joined the Company’s board of directors in January 2002, and served as the Company’s chief programmer from this date until, as reported in our News Release dated June 6, 2011, Mr. Kopelman’s engagement as chief programmer was mutually terminated, effective June 1, 2011, in conjunction with the termination of the office of chief programmer. The position and office of chief programmer were no longer required, as, on November 2, 2009, the Company redirected its business from delivering educational courses over the Internet to the deployment and operation of utility-scale solar power systems in the State of California.

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Prior to Mr. Kopelman’s resignation, Mr. Kopelman held 20,000 fully-vested stock options exercisable at USD $0.065 until March 31, 2016. However, under the stock option agreement, these options expire on or before the earlier of: (1) March 31, 2016; (2) six months from the date Mr. Kopelman's position with the Company is terminated; or (3) the date Mr. Kopelman's position is terminated by the Company if such termination is for cause. Accordingly, these stock options now expire on January 5, 2012. As of the date of this report, Mr. Kopelman has not exercised any of his options.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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